PRESS RELEASE

First Citizens National Bank - 15 South Main Street - Mansfield, PA 16933 - 570-662-0422 - Fax: 570-662-8512

For Immediate Release

October 23, 2002

Contact: Kathleen Campbell, Senior Vice President, Marketing Director

570-662-0422

Fax: 570-662-8512

CITIZENS FINANCIAL SERVICES, INC.  REPORTS THIRD QUARTER EARNINGS FOR 2002

Mansfield, PA - Citizens Financial Services, Incorporated (OTC BB: CZFS) has released its financial performance through September 30, 2002. Earnings for the three-month and nine-month periods ending September 30, 2002 were $1.4 million and $4.2 million, respectively, as compared to $885 thousand and $2.7 million for the same periods ending September 30, 2001. Total assets increased $16.4 million to $437.5 million since December 31, 2001. Total liabilities increased $12.2 million to $399.9 million from $387.7 million during the same period. Total loans increased $20.1 million, or 7.4% to $291.8 million, while total deposits increased $9.1 million, or 2.5%, to $379.6 million during the same period.

The strength of earnings has been quite remarkable and has caused our total stockholders' equity to grow from $33.8 million one year ago to $37.6 million this year - an 11% increase. In addition, the market price of our shares has increased approximately 50% over one year ago. On October 25, 2002, Citizens Financial Services, Inc., the holding company of First Citizens National Bank, will pay its shareholders of record on October 11, 2002, a cash dividend of $.175 per share.

President Richard E. Wilber reported the first nine months of 2002 have been exciting with many challenges. Our outstanding earnings growth was a result of three factors. One factor is the transition of investment securities into higher yielding loans as a result of the 7.4% loan growth. Another factor is that, as interest rates have come down to historically low levels, our cost of funds has declined accordingly. Net interest income has therefore increased $2 million. In addition, non-interest income has increased $704,000 when compared to one year ago; primarily as a result of a checking account acquisition strategy put in place in the fourth quarter of 2001 and our entry into the brokerage and insurance product lines.

On October 1, 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (FAS) No. 147, Acquisitions of Certain Financial Institutions, which amends FAS No.72 and No.144 and FAS Interpretation No.9. This Statement addresses the financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises. The new requirement changes the accounting for goodwill from an amortization approach to an impairment-only approach, as of the effective date that FAS No. 142 was adopted, which in Citizens Financial Services, Inc. case was January 1, 2002. As a result of our compliance with FAS No. 147, the company has restated earnings for the first and second fiscal quarters of 2002. As a result of this restatement, net income increased $85,000 to $1,360,000, which caused earnings per share to increase $.03, to $.48 for the period ended March 31, 2002 compared to $.45 earnings per share, as previously reported. Net income increased $84,000 and $169,000, to $1,415,000 and $2,775,000, respectively, for the three and sixth month period ended June 30, 2002. Earnings per share increased $.03 and $.06, to $.50 and $.98, respectively, for the three and sixth month period ended June 30, 2002, compared to the $.47 and $.92 earnings per share, as previously reported. Upon adoption of this statement, the Company ceased the amortization of $6,905,000 in goodwill associated with branch acquisitions. The Company will continue to review the remaining goodwill on an annual basis for impairment. However, $1,521,000 in core deposit intangible will continue to be amortized and reviewed for impairment in accordance with FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: Ferris Baker Watts, Inc. 410-659-4600: Ryan, Beck & Co., 800-223-6807; Herzog, Heine, Geduld, Inc., 212-908-4000; Baird Patrick & Co., 212-493-6600; F.J. Morrissey & Co., Inc., 215-563-8500; Monroe Securities, Inc., 800-766-5560; Knight Secs LP, 212-336-8790; GVR Co., 800-638-8602; Hill Thompson Magin & Co., 800-631-3083; and Powell (EE) & Co., Inc., 412-391-4594.

Citizens Financial Services, Inc., has over 1,500 shareholders, the majority of whom reside in Potter, Tioga, and Bradford Counties. First Citizens National Bank has offices in Genesee, Ulysses, Wellsboro, Weis Market (Wellsboro), Mansfield, Wal-Mart (Mansfield), Blossburg, Canton, Troy, Towanda, LeRaysville, Sayre, Gillett and Millerton.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

Financial Highlights (In thousands, except per share data.)
(Unaudited)

	2002	2001
Nine Months Ended September 30
Net income	$ 4,206	$ 2,713
Comprehensive income	5,627	4,560
Per common share data:
Earnings per share	1.49	0.96
Cash dividends declared	0.505	0.475
Performance ratios:
Return on average assets	1.32%	.87%
Return on average equity	16.71%	11.75%

Three Months Ended September 30
Net income	$ 1,431	$ 885
Per common share data:
Earnings per share	0.51	0.31
Cash dividends declared	0.17	0.16
Performance ratios:
Return on average assets	1.32%	.83%
Return on average equity	16.61%	11.31%

At September 30
Assets	$437,522	$428,944
Investment securities:
Available-for-sale	106,312	121,297
Loans (net of unearned income)	291,811	267,394
Allowance for loan losses	3,486	3,206
Deposits	379,590	380,129
Stockholders' Equity	37,594	33,784
Non-performing assets	2,845	2,372
Average Leverage Ratio	6.25%	5.40%
Per common share data:
Book value	$ 13.30	$ 12.07
Market value (average of bid/ask price)	19.68	13.00
Market price to book value ratio	147.97%	107.71%